(PR NEWSWIRE) King Power International Announces Concession Extension
            King Power International Announces Concession Extension


       BANGKOK, Thailand, Aug. 21 /PRNewswire/ -- King Power International Group Co., Ltd. (Amex: KPG) today announced that its subsidiary -- King Power Duty-Free Co., Ltd. has signed a five-year contract extension for the concession of general merchandise and souvenirs in the International Passenger Terminals of Bangkok International Airport. The extension will be extended from December 31, 2001 to December 31, 2006.

       The concession fee averages a 3.65 percent increase per year of the life of the contract.

       "We are very pleased to be able to continue our working relationship with the Airports Authority of Thailand. I firmly believe the contract extension will give our investors continued confidence in our plans for growth and expansion of our duty free and tax free operations," said Vichai Raksriaksorn, Chairman and CEO of King Power.

       KPG is the largest Asian, publicly traded operator of duty-free and tax-free retail stores, with 49 locations, primarily in airports throughout Thailand. KPG's stores provide a wide variety of brand name merchandise, including liquor, perfumes, tobacco, cosmetics, leather goods, watches and other quality products free of duties, excise taxes and value-added tax of Thailand, resulting in a significant savings to customers. The Company holds two of three exclusive licenses granted by the Airports Authority of Thailand. KPG currently controls more than 60 percent of the duty-free and 100 percent of tax-free market in Thailand's airports.

       Note:  News  releases  and other  information  on King Power Group can be
accessed  at  www.kingpower.com   and   www.kingpowerinternational.com   on  the
Internet.

       The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words
"anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing, and general economic risks and uncertainties.

SOURCE    King Power International Group Co., Ltd.        08/21/2000
CONTACT: Shirley Thompson, President, or Rita Tuttle, Vice President - Director of Investor Relations of Carl Thompson Associates, Inc., 800-959-9677 or 303-665-4200, for King Power International Group Co., Ltd.

          Web site:  http://www.kingpower.com
                     http://www.kingpowerinternational.com

    (KPG)

CO:  King Power International Group Co., Ltd.; King Power Duty-Free Co., Ltd.
ST:  Colorado, Thailand
IN:  HOU REA AIR
SU:  CON
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